Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces First Quarter 2010 Financial Results of $1.5 Million,
Up 92% from Previous Year;
2010 Core Deposit Growth of 10.1%;
Dividend Increase of 29% to $0.09 per share
NORTH ANDOVER, MA, — (MARKET WIRE) — April 21, 2010 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced first quarter 2010 net income of $1.5 million, or $0.34 per diluted share, as compared to $805,000, or $0.18 per diluted common share, for the first quarter of 2009 and $795,000, or $0.18 per share, in the fourth quarter of 2009. This corresponds to a return on average assets and average equity of 0.77% and 10.22% in the first quarter of 2010, respectively, as compared to 0.51% and 5.45% in the first quarter of 2009, respectively.
At March 31, 2010, assets totaled $806.6 million, a decrease of $10.0 million or 1.2% from December 31, 2009. The decline in total assets was a measured effort to reduce wholesale funding amid continued deposit growth. The Company experienced local loan growth of $7.9 million or 1.5% from December 31, 2009. The corporate loan portfolio increased by $4.7 million or 1.2% while the retail loan portfolio increased by $3.2 million or 2.0%. This loan growth was offset and partially funded by maturities and regular amortization of collateralized mortgage obligations and mortgage-backed securities totaling $25.6 million and sales of investments of $15.6 million.
At March 31, 2010, deposits totaled $504.3 million, an increase of $11.5 million or 2.3% from December 31, 2009. River Bank’s focus on attracting and retaining core deposits produced favorable results in the quarter. Core deposits (savings, money market, NOW and demand deposit accounts) increased by $10.4 million, $12.7 million, and $2.2 million, respectively, for a total of $25.4 million or 10% from December 31, 2009. Certificates of deposit decreased $13.9 million including matured brokered certificates of deposit of $8.9 million. Total borrowed funds decreased by $23.1 million or 8.9% from December 31, 2009 and totaled $236.0 million at March 31, 2010. During the first quarter of 2010, $23.0 million in long-term advances matured and the Company prepaid $5.0 million in long-term advances with a penalty of $149,000.
President and CEO Gerald T. Mulligan stated, “In spite of continuing economic challenges, I am pleased to report earnings of $0.34 per diluted share for the first quarter of 2010. We continue to reduce our higher-cost wholesale funding and we expect that replacement of higher-cost wholesale funding with lower cost core deposits will have a positive impact on our net interest margin in future quarters.
“Especially gratifying is the improvement in our delinquencies and non-performing loans. Several larger credits were able to bring their loans fully current and we have confidence in the collectibility of the principal balances. There are two other relationships that have required a debt modification or rate reduction that will continue to negatively impact the Bank. Unfortunately, as long as the unemployment level remains high, we will continue to see payment stress in our residential portfolio and are working with these borrowers as needed.
“Our continued success in generating locally-based deposits, which grew by 2.3% during the quarter and almost 9% on an annualized basis, is encouraging.”
Gains on sales of investments totaled $697,000 in the first quarter of 2010 as compared to $803,000 and $227,000 in the fourth and first quarters of 2009, respectively.
The Company’s net interest margin increased from 2.48% for the three months ended March 31, 2009, to 2.69% in the first quarter of 2010. The margin improvement was partially caused by a shift in the mix of assets as higher yielding loans replaced maturing investments and were funded with lower cost deposits. Continued improvement in the net interest margin in the second quarter of 2010 is expected due to the reduction of the higher-cost liabilities in the latter part of March 2010.
At March 31, 2010, non-performing loans totaled $4.8 million and 0.88% of total loans as compared to $6.0 million and 1.12%, respectively, as of December 31, 2009, and $2.6 million and 0.54%, respectively, as of March 31, 2009. The decrease in non-performing loans during 2010 resulted from one loan for $1.1 million paying all arrearages up to date. In addition, another loan for $415,000 is protected by a guaranty by the SBA. Total loan delinquencies under 90 days at March 31, 2010, amounted to $4.2 million as compared to $5.7 million at December 31, 2009 and included two loans for $2.9 million that have experienced a reduction in the income generating cash flows but are not expected to deteriorate beyond 30 days past due.
The allowance for loan losses in total and as a proportion of total loans as of March 31, 2010 equaled $7.3 million and 1.34%, respectively, as compared to $7.2 million and 1.34%, respectively, as of December 31, 2009. The Company recorded a provision for loan losses of $700,000 in the first quarter of 2010 as compared to $540,000 for the fourth quarter of 2009 and $240,000 in the first quarter of 2009. The increase in the provision for loan losses in 2010 is due to the high level of charge-offs coupled with continued loan growth. Annualized net loan charge-offs as a percentage of average loans totaled 43 basis points for the three months ended March 31, 2010 as compared to 3 basis points in the comparable period in 2009.
The Company also announced today an increase of 28.6% in the quarterly cash dividend from $0.07 to $0.09 per share to be paid on May 20, 2010 to shareholders of record as of May 6, 2010.
Press releases and SEC filings can be viewed on our website www.RiverBk.com under the “About Us” tab.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)
(Dollars in thousands, except per share data)

	Three months ended
(For the periods ending)	March 31, 2010	Dec. 31, 2009	March 31, 2009

Performance ratios (annualized):
Efficiency ratio	60.23%	63.98%	71.38%
Return on average assets	0.77%	0.71%	0.51%
Return on average stockholders’ equity	10.22%	8.28%	5.45%
Net interest margin	2.69%	2.63%	2.48%
Interest rate spread (int. bearing only)	2.44%	2.32%	2.14%

Dividends paid per share	$0.07	$0.05	$0.15

(At)		March 31, 2010	Dec. 31, 2009	March 31, 2009
	“Well Capitalized”
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	7.69%	7.41%	9.40%
RiverBank Tier 1 leverage ratio	5.0%	7.03%	6.85%	8.00%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	10.02%	9.74%	12.87%
RiverBank Tier 1 risk-based	6.0%	9.91%	9.57%	11.59%
RiverBank total risk-based	10.0%	12.20%	11.84%	12.73%

Asset Quality:
Non-performing loans		$4,767	$6,003	$2,576
Non-performing assets		$4,767	$6,003	$2,696
Delinquent loans past due 30-89 days		$4,206	$5,723	$963
Net charge-offs (quarterly)		$591	$8	$36

Allowance for loan losses as a percent of total loans		1.34%	1.34%	1.27%
Allowance as a percent of non-performing loans		152.65%	119.41%	236.37%
Non-performing loans as a percent of total loans		0.88%	1.12%	0.54%
Non-performing assets as a percent of total assets		0.59%	0.74%	0.36%
Net charge-offs to average loans (annualized)		0.43%	0.01%	0.03%

Per Share Data:
Book value per share (excluding CPP)		$13.77	$13.43	$13.02
Tangible book value per share (excluding CPP)		$12.84	$12.57	$12.08

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Retail loans	$162,257	$159,101	$144,010
Corporate loans	382,196	377,518	335,936

Total loans	544,453	536,619	479,946

Allowance for loan losses	(7,277)	(7,168)	(6,089)

Investments available for sale	206,450	230,533	249,945
FHLB stock	11,825	11,825	11,825

Total investments	218,275	242,358	261,770

Federal funds sold	13,423	6,597	11,041
Other assets	37,693	38,192	31,804

Total assets	$806,567	$816,598	$778,472

Core deposits	$277,762	$252,389	$189,033
Term deposits	226,556	240,405	244,654

Total deposits	504,318	492,794	433,687

Borrowed funds	236,025	259,082	267,085
Other liabilities	4,185	4,202	4,494

Total liabilities	744,528	756,078	705,266

Total stockholders’ equity	62,039	60,520	73,206

Total liabilities and stockholders’ equity	$806,567	$816,598	$778,472

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended
(For the period ended)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Interest income	$10,093	$10,441	$10,045
Interest expense	4,858	5,208	5,473

Net interest income	5,235	5,233	4,572
Provision for loan losses	700	540	240

Net interest income after provision for loan losses	4,535	4,693	4,332
Gain on sales of investments	697	803	227
Prepayment penalty on FHLB advances	(149)	(127)	—
Other non-interest income	543	519	504
Salary & employee benefits expense	1,816	2,070	1,743
FDIC deposit insurance premium	211	231	391
Other non-interest expense	1,453	1,379	1,489

Total non-interest expense	3,480	3,680	3,623

Net income before income tax expense	2,146	2,208	1,440
Income tax expense	600	757	476

Net income before preferred stock dividends and accretion	1,546	1,451	964
Preferred stock dividends and accretion	—	(656)	(159)

Net income attributable to common shareholders	$1,546	$795	$805

Basic earnings per common share	$0.34	$0.18	$0.18
Diluted earnings per common share	$0.34	$0.18	$0.18
End of period common shares outstanding	4,506,686	4,506,686	4,470,941

Weighted average common shares outstanding:
Basic	4,506,686	4,501,550	4,470,941
Diluted	4,509,011	4,502,948	4,471,014